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                                                                       EXHIBIT 1

Editorial Contacts:                                                  PRCS47BS168

Barbara Noble, HP
970.898.3973
barbara_noble2@hp.com

Ruth Burns
Porter Novelli Convergence
Group for HP
617.450.4300, ext. 267
ruth.burns@pnicg.com

Betsy Taub
UpStart Communications
for Novadigm
510.457.3110
btaub@upstart.com

Jody Burfening
Lippert/Heilshorn & Assoc.
for Novadigm
212.838.3777
jody@lhai.com


HP Takes Equity Stake in Novadigm with Global Marketing, Sales and Technology Alliance

Alliance Delivers Rapid Control of Software and Content
Distribution Across Heterogeneous Boundaries


PALO ALTO, Calif., and MAHWAH, N.J., July 5, 2000 -- Hewlett-Packard Company (NYSE: HWP) and Novadigm(R), Inc. (Nasdaq: NVDM) today announced a strategic alliance to integrate, market and sell Novadigm's industry-leading software and content management products with HP OpenView management solutions for the enterprise and service providers markets. In addition, HP will become an equity owner of Novadigm.

"The combination of HP e-services, HP OpenView business-driven intelligence and Novadigm's Radia solution enables quick control and management of software and content across heterogeneous boundaries," said Patty Azzarello, general manager of HP's OpenView Software Business Unit. "Novadigm's ability to deploy and service virtually any type of software or content provides both immediate and long-term value-add to our customers, and further strengthens HP OpenView's competitive position worldwide."

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July 5, 2000
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"HP's strong customer relationships and worldwide market presence will greatly expand Novadigm's distribution reach and lead to increased market share for us on a global basis," said Albion Fitzgerald, chairman and chief executive officer of Novadigm. "Integration between Radia and HP OpenView will provide a robust solution for managing a company's digital assets across its full life- cycle -- from delivery to upgrading and repairing, and ultimately, retirement. This is an industrial-strength alliance that greatly benefits everybody, particularly our customers."

"As today's market forces require enterprises to deploy software and content within the enterprise and beyond the firewall to business partners and customers, management becomes a true business-critical reality," said Ronni Colville, director of Research for Gartner, responsible for desktop management and deployment technology market analysis. "Rarely is one vendor suited to solve these complex requirements. The power of vendor relationships lies in the quality of what each brings to the relationship as well as their ability to integrate to continually meet client needs. Relationships with best-of-breed technology providers who have had success in large-scale, complex environments with deploying and servicing software, multi-media content, videos and even advertisements, and relationships with vendors with robust direct sales and global channels create a competitive alternative for enterprises to consider."'

"The ability to manage software and content is an important aspect of end-to-end management for internal enterprise initiatives and for extended B2B virtual enterprises," said Ray Paquet, vice president of research for Gartner. "The overall management problem is so massive and complex that it generally requires multiple vendor solutions, especially in B2B situations."

About HP OpenView

HP is one of the world's largest providers of integrated management solutions for service providers, the electronic enterprise and the mid-sized enterprise. HP OpenView solutions are at work in more than 120,000 multivendors distributed computing environments worldwide. Together with offerings from more than 200 partners, HP OpenView offers a complete portfolio of services and management solutions on all major platforms.

Information about HP OpenView and its solutions can be found on the World Wide Web at http://www.openview.hp.com.


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July 5, 2000
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About Novadigm (Nasdaq: NVDM)

Novadigm is a leading provider of software and content management solutions for enterprise and Internet computing environments that enable organizations to reduce software management costs, speed time-to-market, expand marketing channels and open new sources of revenue. Novadigm's suite of integrated products, based on the company's e-wrap(TM) technology, work seamlessly together as the only end-to-end solution that can efficiently, reliably and scalably deploy and manage the full range of today's software and content, personalized for a wide range of computing devices, across virtually any network. Novadigm customers -- Global 1000 business enterprises, software vendors and service providers around the world -- report software management savings of 80 percent or more, time-to-market improvements of 70 percent or more, and reliability typically greater than 99 percent.

About HP

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to individuals and businesses through simple appliances, useful e-services and an Internet infrastructure that's always on.

HP has 86,000 employees worldwide and had total revenue from continuing operations of $42.4 billion in its 1999 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.

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July 5, 2000
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Investors are invited to listen to the live Webcast of the conference call through Novadigm's Web site, located at http://www.novadigm.com/ir/index.html, or at VCall.com, http://www.vcall.com.com, today at 12 p.m. EDT. To listen to the live Webcast, please navigate through the VCall.com Web site for the Novadigm, Inc. (Nasdaq: NVDM) page at least fifteen minutes ahead of scheduled start time to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Investors may also listen to a telephone replay of the conference call by dialing 800-633-8284, Reservation No. 15673517, starting at 11 a.m. EDT today until 5 p.m. EDT on June 7.